EXHIBIT 99.1

May 15, 2009

To Our Members:

Today the Federal Home Loan Bank of Chicago filed notice with the Securities and Exchange Commission (Form 12b-25 "Notification of Late Filing") that our first quarter report Form 10-Q will be delayed. We expect to file our results for the first quarter on or before May 20, 2009. Although we have largely completed our assessment of the other-than-temporary-impairment (OTTI) of our private label mortgage-backed securities in accordance with guidance from our regulator on the process for implementing the early adoption of new Financial Account Standards Board (FASB) Staff Positions, we have not yet finalized the analysis. All of the Federal Home Loan Banks will be following the guidance in order to promote consistency in reporting OTTI and financial results.

At this time, we expect to record a loss of $39 million in the first quarter, as increases in net interest income were more than offset by additional write-downs on our private label MBS portfolio and losses on our derivative and hedging activities.

We also expect to report a decrease in total assets from $92.1 billion to $83.8 billion. Advances fell $6.9 billion (18%) from $38.1 billion at year-end 2008 to $31.2 billion at the end of the first quarter of 2009, a reversal of the upward trend in advances over the course of 2008. We believe that this decrease reflects the availability of liquidity through various federal government funding programs, members with excess cash on-hand, an increase in availability of deposits to many of our members, and the overall decline in demand due to the slowing economy in the District. Total retained earnings increased $194 million (36%) to $734 million as a result of the recapture of previous period reductions in income due to OTTI write-downs, consistent with the revised FASB guidance. We are in compliance with our regulatory capital requirements. We will announce the 10-Q filing and provide you with more details on our financial results for the first quarter of 2009 at that time.

In addition to the continuing availability of liquidity through advances, the MPF Xtra™ product, and letters of credit, we know that your priorities for us include the conversion of stock, improvement in earnings, and the restoration of dividend payments. We are committed to achieving all of these goals. While we cannot predict exactly when that will happen, you should know that resolving the issues of this Bank remain our primary goal, and we will continue to report on our progress in the meantime.

Regards,

Matthew R. Feldman

President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our Web site at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. MPF Xtra™ is a trademark of the Federal Home Loan Bank of Chicago.